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Exhibit 23.c

[ANDERSEN LOGO]

Consent of independent public accountants

        As independent public accountants, we hereby consent to the incorporation of our report dated December 6, 2001 (except with respect to the matters discussed in Note 14, as to which the date is December 27, 2001) and to all references to our firm included in this Form 10-K/A into the Company's previously filed Registration Statements on Form S-3 (File Nos. 333-53353, 333-01217 and 333-50423) and Form S-8 (File Nos. 333-46388, 333-46386 and 333-93911).

Baltimore, Maryland.
April 1, 2002

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Consent of independent public accountants